Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated December 22, 2023, which includes an explanatory paragraph regarding the Achari Ventures Holdings Corp. I’s ability to continue as a going concern, relating to the financial statements of Achari Ventures Holdings Corp. I as of and for the year ended December 31, 2022, and for the period from January 25, 2021 (inception) through December 31, 2021, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York

February 14, 2024